EXHIBIT 5.1

May 23, 2014

The Davey Tree Expert Company
1500 N. Mantua Street
Kent, Ohio 44240

Re:	The Davey Tree Expert Company Form S-8 Registration Statement -
The Davey Tree Expert Company 2014 Omnibus Stock Plan

Ladies and Gentlemen:

We are acting as counsel to The Davey Tree Expert Company, an Ohio corporation (the “Company”), in connection with the registration by the Company of 10,000,000 Common Shares, $1.00 par value per share (the “Shares”), of the Company, pursuant to the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on May 23, 2014 (the “Registration Statement”). The Shares will be issued from time to time pursuant to the terms of The Davey Tree Expert Company 2014 Omnibus Stock Plan (the “Plan”).

In rendering this opinion, we have examined copies of (a) the Company’s Amended Articles of Incorporation and Amended and Restated Regulations, each as currently in effect, (b) the Plan, and (c) such records and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the authenticity and genuineness of all signatures on all documents and instruments examined by us, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to the originals or certified copies of all documents submitted to us as copies thereof.

As a result of the foregoing, we are of the opinion that, under the laws of the State of Ohio, when issued, delivered and paid for in accordance with the terms of the Plan, the Shares that are the subject of the Registration Statement will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Thompson Hine LLP
Thompson Hine LLP